Exhibit 99.1

News Release

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	July 18, 2011
ELS REPORTS SECOND QUARTER RESULTS
Stable Core Performance; Acquisition on Track
          CHICAGO, IL — July 18, 2011 — Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter and six months ended June 30, 2011.
     a) Financial Results
          For the second quarter 2011, Funds From Operations (“FFO”) were $27.3 million, or $0.73 per share on a fully-diluted basis, compared to $27.1 million, or $0.76 per share on a fully-diluted basis, for the same period in 2010. For the six months ended June 30, 2011, FFO was $67.9 million, or $1.86 per share on a fully-diluted basis, compared to $64.6 million, or $1.82 per share on a fully-diluted basis, for the same period in 2010.
          Net income available to common stockholders totaled $6.8 million, or $0.20 per share on a fully-diluted basis, for the quarter ended June 30, 2011 compared to $6.0 million, or $0.20 per share on a fully-diluted basis, for the same period in 2010. Net income available to common stockholders totaled $25.8 million, or $0.80 per share on a fully-diluted basis for the six months ended June 30, 2011, compared to $21.1 million, or $0.69 per share on a fully-diluted basis, for the same period in 2010. See the attachment to this press release for a reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
          On June 7, 2011, the Company issued approximately 6.0 million shares of common stock in an equity offering for approximately $344.0 million, net of offering costs. The total proceeds from the offering are expected to be used for the portfolio acquisition discussed in further detail below. We also incurred approximately $2.1 million in legal and due diligence costs during the quarter ended June 30, 2011 in connection with the acquisition. On an as adjusted basis, assuming the equity offering had not occurred and the one-time transaction costs of approximately $2.1 million had not been incurred, FFO would have been $29.4 million and $70.0 million, or $0.82 and $1.96 per share on a fully-diluted basis, for the quarter and six months ended June 30, 2011, respectively. As adjusted net income available to common stockholders would have been $8.9 million and $27.9 million, or $0.25 and $0.78 per share on a fully-diluted basis, for the quarter and six months ended June 30, 2011, respectively.
     b) Portfolio Performance
          Second quarter 2011 property operating revenues, excluding deferrals, were $125.6 million, compared to $123.6 million in the second quarter of 2010. Our property operating revenues for the six months ended June 30, 2011 were $257.1 million, compared to $255.0 million for the six months ended June 30, 2010.

          For the quarter ended June 30, 2011, our Core property operating revenues increased approximately 1.5 percent as compared to the second quarter of 2010. Core property operating expenses for the quarter ended June 30, 2011 increased approximately 0.1 percent, resulting in an increase of approximately 3.2 percent to income from Core property operations over the quarter ended June 30, 2010. For the six months ended June 30, 2011, our Core property operating revenues increased approximately 0.7 percent and Core property operating expenses decreased approximately 0.7 percent, resulting in an increase of approximately 2.2 percent to income from Core property operations over the six months ended June 30, 2010.
     c) Asset-related Transactions
          On May 31, 2011, the Company’s operating partnership entered into purchase and other agreements (the “Purchase Agreements”) to acquire a portfolio of 76 manufactured home communities (the “Acquisition Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Acquisition Properties for a stated purchase price of $1.43 billion (the “Acquisition”). Total closing costs associated with the Acquisition are expected to be approximately $21 million of which approximately $2.1 million were incurred during the quarter ended June 30, 2011.
          On July 1, 2011, the Company closed on 35 of the Acquisition Properties along with certain manufactured homes and loans secured by manufactured homes located at such Acquisition Properties for a purchase price of approximately $452.0 million. The Company’s acquisition of the balance of the Acquisition Properties is expected to occur on or before October 1, 2011 and assumption of the indebtedness thereon is subject to receipt of loan servicer consents. The Acquisition is also subject to other customary closing conditions. Accordingly, no assurances can be given that the remainder of the Acquisition will be completed in its entirety in accordance with the anticipated timing or at all.
     d) Balance Sheet
          Our cash balance as of June 30, 2011 was approximately $85.3 million. Our average long-term secured debt balance was approximately $1.4 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.10 percent per annum and weighted average maturity of 5.07 years. Interest coverage was approximately 2.6 times in the quarter ended June 30, 2011.
          During the quarter ended June 30, 2011, the Company paid off eight maturing mortgages totaling approximately $45.5 million, with a weighted average interest rate of 7.0 percent per annum.
          On July 1, 2011, the Company paid off one maturing mortgage of approximately $7.0 million, with a stated interest rate of 7.25 percent per annum. The Company also closed, on July 1, 2011, on a $200 million unsecured term loan, with a variable interest rate which is currently fixed at 3.26% per annum and matures on July 1, 2017. The proceeds were used for the July 1, 2011 acquisition described above.
     e) Guidance
          In the Company’s Current Report on Form 8-K filed on May 31, 2011 announcing the Acquisition, we also reported that the Company’s previously issued 2011 guidance for net income and funds from operations did not take into account the Acquisition or any of the equity or debt issuances contemplated in connection with the Acquisition. In a Supplemental Package available on our website (see details below), the Company has provided detailed assumptions for its Core portfolio as well as assumptions about the Acquisition Properties.

          The Company’s guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2011 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts, (vii) completion of the Acquisition in its entirety and on the schedule assumed, (viii) ability to close on $250 million of secured financing to fund the Acquisition, (ix) transaction costs associated with the Acquisition and (x) our ability to integrate and operate the Acquisition Properties in accordance with our estimates. Results for 2011 also may be impacted by, among other things (i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; (ii) variability in income from home sales operations, including anticipated expansion projects; (iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; (iv) potential acquisitions, investments and dispositions; (v) mortgage debt maturing during 2011; (vi) changes in interest rates; and (vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          As of July 18, 2011, Equity LifeStyle Properties, Inc. owns or has an interest in 342 quality properties in 30 states and British Columbia consisting of 123,065 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on July 19, 2011. In addition to this press release, a supplemental package with additional information on June 30, 2011 results, the Acquisition and guidance is available via the Company’s website in the Investor Information section under Quarterly Supplemental Packages and filed as Exhibit 99.2 on the Company’s Form 8-K filed on July 19, 2011.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closing of its pending Acquisition and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2011 estimated net income and funds from operations;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of the Acquisition in its entirety and future acquisitions, if any, timing and effective integration with respect thereto and the Company’s estimates regarding the future performance of the Acquisition Properties;

•	the Company’s inability to secure the contemplated debt financings to fund a portion of the stated purchase price of the Acquisition on favorable terms or at all and the timing with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues:
Community base rental income	$66,408	$64,601	$132,591	$129,023
Resort base rental income	29,251	28,504	65,719	65,449
Right-to-use annual payments	12,563	12,889	24,575	25,074
Right-to-use contracts current period, gross	4,857	5,681	8,710	10,618
Right-to-use contracts, deferred, net of prior period amortization	(3,414)	(4,551)	(5,910)	(8,499)
Utility and other income	12,484	11,918	25,546	24,807
Gross revenues from home sales	1,288	1,947	2,645	2,994
Brokered resale revenues, net	214	242	467	481
Ancillary services revenues, net	102	133	1,127	1,196
Interest income	1,012	997	2,051	2,189
Income from other investments, net	1,149	1,484	1,848	2,661

Total revenues	125,914	123,845	259,369	255,993

Expenses:
Property operating and maintenance	47,655	46,998	91,966	90,452
Real estate taxes	8,161	8,326	16,218	16,640
Sales and marketing, gross	3,083	3,585	5,339	6,848
Sales and marketing, deferred commissions, net	(1,347)	(1,657)	(2,347)	(3,069)
Property management	8,193	7,793	16,656	16,533
Depreciation on real estate and other costs	17,285	16,940	34,512	33,863
Cost of home sales	1,049	1,728	2,468	2,887
Home selling expenses	406	455	883	932
General and administrative	6,011	5,548	11,658	11,224
Acquisition costs	2,117	—	2,117	—
Rent control initiatives	476	299	588	1,013
Depreciation on corporate assets	254	379	503	589
Interest and related amortization	21,458	22,989	42,847	46,756

Total expenses	114,801	113,383	223,408	224,668

Income before equity in income of unconsolidated joint ventures	11,113	10,462	35,961	31,325

Equity in income of unconsolidated joint ventures	541	559	1,325	1,400

Consolidated income from continuing operations	11,654	11,021	37,286	32,725

Discontinued Operations:
Loss from discontinued operations	—	(54)	—	(231)

Consolidated net income	11,654	10,967	37,286	32,494

Income allocated to non-controlling interest — Common OP Units	(789)	(928)	(3,410)	(3,360)
Income allocated to non-controlling interest — Perpetual Preferred OP Units	—	(4,039)	(2,801)	(8,070)
Redeemable Perpetual Preferred Stock Dividends	(4,038)	—	(5,288)	—

Net income available for Common Shares	$6,827	$$6,000	$25,787	$$21,064

Net income per Common Share — Basic	$0.21	$0.20	$0.81	$0.70
Net income per Common Share — Fully Diluted	$0.20	$0.20	$0.80	$0.69

Average Common Shares — Basic	32,629	30,412	31,817	30,358
Average Common Shares and OP Units — Basic	36,942	35,240	36,140	35,229
Average Common Shares and OP Units — Fully Diluted	37,262	35,506	36,441	35,471

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Six Months Ended
Reconciliation of Net Income to FFO and FAD	June 30,	June 30,	June 30,	June 30,
(amounts in 000s, except for per share data)	2011	2010	2011	2010
Computation of funds from operations:
Net income available for Common Shares	$6,827	$6,000	$25,787	$21,064
Income allocated to common OP Units	789	928	3,410	3,360
Right-to-use contract upfront payment, deferred, net (1)	3,414	4,551	5,910	8,499
Right-to-use contract commissions, deferred, net(2)	(1,347)	(1,657)	(2,347)	(3,069)
Depreciation on real estate assets and other	17,285	16,940	34,512	33,863
Depreciation on unconsolidated joint ventures	307	303	614	608
Loss on real estate	—	54	—	231

Funds from operations (FFO)	$27,275	$27,119	$67,886	$64,556

Non-revenue producing improvements to real estate	(4,965)	(5,690)	(7,795)	(9,069)

Funds available for distribution (FAD)	$22,310	$21,429	$60,091	$55,487

FFO per Common Share — Basic	$0.74	$0.77	$1.88	$1.83
FFO per Common Share — Fully Diluted	$0.73	$0.76	$1.86	$1.82

FAD per Common Share — Basic	$0.60	$0.61	$1.66	$1.58
FAD per Common Share — Fully Diluted	$0.60	$0.60	$1.65	$1.56

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the entry of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the entry of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the entry of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions.

	As Of	As Of
	June 30,	December 31,
Total Common Shares and OP Units Outstanding:	2011	2010
Total Common Shares Outstanding	37,267,833	30,972,353
Total Common OP Units Outstanding	4,308,958	4,431,420

	June 30,	December 31,
	2011	2010
Selected Balance Sheet Data:	(amounts in 000s)	(amounts in 000s)
Net investment in real estate	$1,870,749	$1,884,322
Cash and short-term investments	$85,344	$64,925
Acquisition escrow deposits	$300,000	$—
Total assets	$2,368,553	$2,048,395

Mortgage notes payable	$1,357,458	$1,412,919
Unsecured lines of credit(1)	$—	$—
Total liabilities	$1,560,966	$1,588,237
Perpetual Preferred OP Units	$—	$200,000
8.034% Series A Cumulative Redeemable Perpetual Preferred Stock	$200,000	$—
Total equity	$607,587	$260,158

(1)	As of June 30, 2011, the Company has an unsecured line of credit with a borrowing capacity of $380 million, accrues interest at LIBOR plus 1.65% to 2.50% per annum and contains a 0.30% to 0.40% facility fee. The unsecured line of credit matures on September 18, 2015 and has an eight-month extension option.

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of June 30, 2011:

Sites
Community sites	44,200
Resort sites:
Annuals	20,800
Seasonal	8,900
Transient	9,700
Membership (1)	24,300
Joint Ventures (2)	3,100

111,000

(1)	Sites primarily utilized by approximately 106,000 members.

(2)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

	Quarters Ended		Six Months Ended
Manufactured Home Site Figures and	June 30,	June 30,	June 30,	June 30,
Occupancy Averages: (1)	2011	2010	2011	2010
Total Sites	44,235	44,232	44,235	44,232
Occupied Sites	40,053	39,819	40,029	39,828
Occupancy %	90.5%	90.0%	90.5%	90.0%
Monthly Base Rent Per Site	$552.67	$540.79	$552.06	$539.92
Core (2) Monthly Base Rent Per Site	$552.74	$540.86	$552.13	$540.00

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Home Sales:(1) (Dollar amounts in thousands)	2011	2010	2011	2010
New Home Sales Volume (3).	6	22	27	40
New Home Sales Gross Revenues	$338	$657	$1,149	$1,081
Used Home Sales Volume (4)	210	235	363	368
Used Home Sales Gross Revenues	$950	$1,290	$1,496	$1,913
Brokered Home Resale Volume	167	191	372	378
Brokered Home Resale Revenues, net	$214	$242	$467	$481

(1)	Results of continuing operations, excludes discontinued operations.

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2011 Core Portfolio includes all Properties acquired prior to December 31, 2009 and which have been owned and operated by the Company continuously since January 1, 2010. Core growth percentages exclude the impact of GAAP deferrals of membership sales and related commission.

(3)	The quarter and six months ended June 30, 2011, includes zero third-party dealer sales. The quarter and six months ended June 30, 2010, includes two and nine third-party dealer sales, respectively.

(4)	The quarter and six months ended June 30, 2011, includes one third-party dealer sales. The quarter and six months ended June 30, 2010, includes one and two third-party dealer sales, respectively.

Equity LifeStyle Properties, Inc.
(Unaudited)
Non-GAAP Financial Measures
          Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          The Company defines FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in its calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating the Company’s operating performance. The Company computes FFO in accordance with its interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating the Company’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of the Company’s financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions.